Filed Pursuant to Rule 433

Registration No. 333-177580

April 29, 2013

FINAL TERM SHEET

Dated April 29, 2013

2.950% Notes due 2023

4.500% Notes due 2043

Issuer:	Altria Group, Inc.

Guarantor:	Philip Morris USA Inc.

Aggregate Principal Amount:	2023 Notes: $350,000,000 2043 Notes: $650,000,000

Maturity Date:	2023 Notes: May 2, 2023 2043 Notes: May 2, 2043

Coupon:	2023 Notes: 2.950% 2043 Notes: 4.500%

Interest Payment Dates:	2023 Notes: Semi-annually on each May 2 and November 2, commencing November 2, 2013 2043 Notes: Semi-annually on each May 2 and November 2, commencing November 2, 2013

Price to Public:	2023 Notes: 99.845% of principal amount 2043 Notes: 99.397% of principal amount

Benchmark Treasury:	2023 Notes: 2.000% due February 15, 2023 2043 Notes: 2.750% due November 15, 2042

Benchmark Treasury Yield:	2023 Notes: 1.668% 2043 Notes: 2.887%

Spread to Benchmark Treasury:	2023 Notes: 130 bps 2043 Notes: 165 bps

Yield:	2023 Notes: 2.968% 2043 Notes: 4.537%

Settlement Date (T+3):	May 2, 2013

CUSIP / ISIN:	2023 Notes: CUSIP Number: 02209S AP8 ISIN Number: US02209SAP83 2043 Notes: CUSIP Number: 02209S AQ6 ISIN Number: US02209SAQ66

Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC HSBC Securities (USA) Inc. Wells Fargo Securities, LLC

Co-Managers:

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Samuel A. Ramirez & Company, Inc.

The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, HSBC Securities (USA) Inc. toll free at 1-866-811-8049 or Wells Fargo Securities, LLC toll free at 1-800-326-5897.

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